Exhibit 99.1

Memorandum

To:	Members of the Board of Directors
And Executive Officers

From:	John F. Gaither, Jr.
Senior Vice President, General Counsel & Secretary

Date:	December 4, 2003

Subject:	Notice of Blackout Period to Directors and Executive Officers

     As you may be aware, NeighborCare, Inc. (the “Company”), on November 24, 2003, notified employees that it will prevent those participants in the Company’s Retirement Plan (the “Retirement Plan”), who will cease being participants in the Retirement Plan as a result of the spin-off of Genesis HealthCare Corporation (“GHC”), from transactions in the Company’s common stock. The reason for the blackout period is to permit the transfer of plan accounts of those participants who will cease being participants of the Retirement Plan and who will become participants in the GHC 401(k) Plan to the GHC 401(k) Plan.

     During the blackout period, participants in the Retirement Plan will not be able to purchase or otherwise acquire or sell or otherwise dispose of interests in the shares of the Company’s common stock. Participants will not be able to make changes in investment elections or deferral percentages in the Retirement Plan or request loans or distributions.

     The blackout period will begin on December 24, 2003 at 3:00 p.m. (eastern standard time) and end on January 7, 2004, when the transfer of the accounts is expected to be completed.

     Pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules and regulations, executive officers and directors of the Company are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the Company during a pension fund blackout period that temporarily prevents plan participants from engaging in equity securities transactions through their plan accounts if the director or executive officer acquired the equity security in connection with his or her service or employment as a director or executive officer. Accordingly, during the blackout period, you may not purchase, sell or otherwise transfer any equity securities of the Company or exercise any stock options that you acquired in connection with your service or employment as a director or executive officer of the Company.

     Please note that any equity security of the Company that you purchase, sell or otherwise transfer during the blackout period will be automatically treated as acquired in connection with your service or employment as a director or executive officer of the Company unless you establish that the equity securities were acquired from another source and that such identification is consistent with your treatment for purposes and all other disclosure and reporting purposes.

     In accordance with the SEC’s rules and regulations, including the Regulation BTR, this blackout period is separate from, and in addition to, any other restrictions on trading Company equity securities currently applicable to the Company’s directors and officers.

     We are required under the Sarbanes-Oxley Act to provide you with this notice, which contains specific information regarding the blackout period. In addition, this notice will be filed with the Securities and Exchange Commission as part of a Form 8-K.

     Inquiries concerning the plan blackout period may be directed to Shalom Russo, Retirement Plan Manager, 101 East State Street, Kennett Square, PA 19348, 1-888-302-401k, option 4. Inquiries concerning officer and director trading restrictions may be directed to John Gaither (410-230-6744; john.gaither@neighborcare.com).

/s/ John F. Gaither, Jr.